Exhibit 99.1

Opiant Pharmaceuticals Receives Approximately $5.3 Million of Cash from Exercise of Outstanding Warrants

SANTA MONICA, Calif, January 2, 2018 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced the receipt of approximately $5.3 million of cash as a result of the exercise of a total of 356,790 warrants at prices of $10.00 and $15.00 per warrant by two individual investors.

“Receiving approximately $5.3 million in cash, in combination with our recently announced ability to capture 90 percent of royalty and milestone payments from NARCAN® sales beginning in the first quarter of 2018, significantly strengthens our financial position.” said Roger Crystal, M.D., Chief Executive Officer of Opiant. “We remain excited about the growing commercial potential of NARCAN, as well as the prospects of our robust addiction-related development pipeline.”

The $5.3 million will be recorded on the Company’s balance sheet for the period ended December 31, 2017.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions. NIDA, a division of the NIH, describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Its first product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by the company’s partner, Adapt Pharma Operations Limited. For more information please visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Exhibit 99.1

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746